AMENDED AND RESTATED
AGREEMENT FOR SALE AND PURCHASE OF ASSETS
     THIS AGREEMENT (the “Agreement”) is entered into by and among MBI Mortgage, Inc., a Texas corporation (the “Buyer”), New Horizon Financial, Inc., a California corporation d/b/a New Horizon (the “Seller”), and Brett Faryniarz (“Shareholder”), (Seller, and Shareholder are collectively referred to herein as the “Seller Parties”).
WI T N E S S E T H :
     WHEREAS, the Seller is in the business of providing mortgage finance marketing services in Orange County, California (the “Business”); and
     WHEREAS, pursuant to that certain Agreement for Sale and Purchase of Assets, dated 2006 and effective as of June 30, 2006, by and among the Buyer and Seller Parties, as amended on November 3, 2006 (the “Original Agreement”), the Seller did sell to Buyer and the Buyer did purchase from Seller substantially all of the assets of Seller relating to the Business (the “Purchase Transaction”); and
     WHEREAS, the Shareholder desires to borrow from the Buyer and the Buyer desires to lend to the Shareholder $368,000 to pay state and federal taxes incurred as a result of the Purchase Transaction (the “Transaction Taxes”) and certain related expenses, as set forth in this Agreement;
     WHEREAS, the Buyer and Seller Parties desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement;
     WHEREAS, the terms Closing, Closing Date, and Effective Date, as used in this Agreement, shall have the definitions as set forth in this Agreement; and
     WHEREAS, the parties hereto have entered into this Agreement to set forth their agreements and understandings related to the Purchase Transaction.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed as follows:
     1. Sale and Purchase of Tangible Assets. At the Closing, the Seller did sell, assign and transfer to Buyer, and Buyer did purchase from Seller, all of the Seller’s rights, title and interest in and to the following assets of the Business (herein collectively referred to as the “Tangible Assets”):
          a. All of Seller’s accounts receivable from clients or others which are billed or unbilled for all time periods on or prior to the Closing Date.

          b. The Seller’s interest in any litigation or collection proceedings, collection efforts or other actions related to the collection of any past due, reserved or written-off litigation or collection proceedings accounts receivable outstanding as of the Closing Date.
          c. Such security deposits, utility deposits and other similar deposits or pre-paid expenses held by companies or other entities as a condition of supplying any service, product, or other item related to or used by Seller in the conduct of the Business, as set forth on the Schedule of Security Deposits attached hereto as Exhibit 1-C.
          d. All office equipment, computer equipment, computer software, furniture, fixtures, improvements, and other items owned by Seller and used in or related to the conduct of the Business, including but not limited to the property set forth on the Schedule of Office Equipment, Computers, Furniture and Fixtures attached hereto as Exhibit 1-D.
          e. All telephone equipment, systems and related software owned by Seller and used in or related to the conduct of the Business, including all local and (800) telephone numbers associated with the offices of Seller, including but not limited to the property set forth on the Schedule of Telephone Systems and Telephone Numbers attached hereto as Exhibit 1-E.
          f. All inventory of office supplies, promotional materials, and other miscellaneous items owned by Seller and used in the conduct of the Business.
          g. The Seller’s rights to any discounts, rebates, premiums, or other payments from third parties earned prior to, but due on or after, the Closing Date.
          h. All other tangible assets and personal property owned by Seller and used in or relating to the conduct of the Business other than the Excluded Assets.
          i. Escrow business of Seller used in or for the conduct of Business.
     2. Sale and Purchase of Intangible Assets. At the Closing, the Seller did sell, assign and transfer to Buyer, and Buyer did purchase from Seller, all of the Seller’s rights, title and interest in and to the following intangible assets of the Business (together herein referred to as the “Intangible Assets”) (the Tangible Assets and Intangible Assets are sometimes collectively referred to herein as the “Assets”):
          a. All client lists, correspondence, purchase orders, contracts, agreements and files related to the Business.
          b. All sales prospects lists, correspondence, notes of previous contacts and related files.
          c. Any mailing lists and related data base information concerning either current, past, or prospective clients of Seller.

          d. All lists of personnel and related files held by Seller for past or future use in providing mortgage finance marketing services to the clients of Seller.
          e. Current employee records, employment, non-compete or other agreements with current employees, either permanent or contract, and all other correspondence, performance reviews, and employee files for those corporate employees to be hired by the Buyer.
          f. Any designs, text, or concepts for promotional materials, including photographs or other graphics owned by Seller in its marketing and sales functions.
          g. The Seller’s rights to and interest in any internet Web site including the site address, the site design and related software, related e-mail addresses, and any and all intellectual property or rights to such property associated with the development, operation, or functions of any Web site owned or used by Seller.
          h. All supplier and vendor lists, purchase orders, contracts, agreements, mortgage loan commitments, and files including the assignment of any distributor, dealer, or other supply agreements, extended payment agreements, or other such agreements or contracts, either written or verbal, between Seller and its suppliers and vendors which relate to its operation of the Business.
          i. Seller’s interest in all other contracts, agreements, partnership agreements and interests, purchase orders, and understandings with clients, suppliers, vendors and others which relate to the conduct of the Business.
          j. Other books, records and files, or copies thereof, which are necessary for the future conduct of the Business as it is currently being conducted.
          k. Equipment operation and service manuals or other instructions related to any of the office equipment being purchased by Buyer pursuant to this Agreement.
          l. Computer software and/or user licenses, including operation and service manuals and all computer data base information stored by or related to such software.
          m. Any occupational licenses, permits, or other government approvals issued to Seller which may be assigned or transferred to the Buyer.
          n. Any and all other licenses, permits, and agreements necessary to the conduct of the Business.
          o. Any and all documents related to know-how and/or trade secrets in connection with the conduct of the Business by Seller.
          p. The names “New Horizon”, and “New Horizon Financial, Inc.”, and any and all other trade, assumed or fictitious names together with their related logos or other identifying marks used in the sale or promotion of Seller’s services by Seller or which relate to the conduct of the Business.
          q. All other intangible assets which, together with the above, represent all intellectual property and all intangible assets owned by Seller and used in connection with or related to the conduct of the Business but specifically excluding the Excluded Assets, attorney/client communications and other similar information subject to attorney/client confidentiality rules.
     3. Excluded Assets. Notwithstanding anything to the contrary contained in Sections 1 and 2 of this Agreement, the following assets of the Business are specifically excluded from the Purchase Transaction, the definitions herein of Tangible Assets, Intangible Assets or Assets, and are specifically not being sold by Seller to Buyer (such excluded assets are herein collectively referred to as the “Excluded Assets”):
          a. All of Seller’s cash, cash equivalents and short term investments on hand or on deposit on the Closing Date.
          b. The Seller’s rights to refunds of all or any part of federal, state or local taxes.
          c. The corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller.
          d. The rights of Seller under this Agreement or under any other agreement entered into in connection with the transactions contemplated hereunder.
          e. All insurance policies that relate to the Business.
          f. Any voting or other securities of or other interests in any subsidiary entity.
          g. Other tangible assets not specifically listed in Section 1 of this Agreement and in the related exhibits.
          h. Accounts receivable, if any, and all other receivables of Seller under the terms of any and all notes, installment sales agreements, supply contracts, other debt instruments or other similar contracts or agreements related to the conduct of the Business by Seller.
     4. Purchase Price and Allocation.
          a. The purchase price for the Assets (the “Purchase Price”) shall be THREE-MILLION FOUR-HUNDRED THOUSAND and NO/100 dollars ($3,400,000), and is payable as follows:
               i. FIVE-HUNDRED THOUSAND and NO/100 dollars ($500,000) in cash or other immediately available funds (“Cash”) paid by Buyer to Seller on the Closing Date.

               ii. A promissory note, in the form attached hereto as Exhibit 4-A2 (collectively, the “Promissory Note”), in the principal amount of ONE-MILLION TWO-HUNDRED THOUSAND and NO/100 dollars ($1,200,000) plus an amount equal to the rent set forth in Section 5(a)(iv) below that has been prepaid by Seller Parties through March 2007.
               iii. ONE-MILLION THREE-HUNDRED SIXTY THOUSAND (1,360,000) shares of common stock (the “Parent Shares”), par value of $.0167 (the “Parent Common”), of MBI Financial, Inc., a Nevada corporation (the “Parent”).
               iv. [Intentionally Omitted]
          b. It is understood and agreed that none of the Parent Shares have been registered under the Securities Act of 1933, as amended (the “Act”). Parent agrees to include Selling Parties’ Parent Shares in any Parent’s filing of a SB-2. Parent shall file an SB-2, including no less than FIVE HUNDRED THOUSAND (500,000) of the Parent Shares, no later than December 31, 2007.
          c. At the time of Closing, Seller and Buyer agreed to a schedule (the “Allocation Schedule”), allocating the Purchase Price among the Assets and the non-competition provisions herein. In the event that the parties are unable to agree upon the Allocation Schedule, the determination of the amounts to be allocated to the Assets and to the non-competition provisions shall be shall be subject to arbitration as herein provided.
          d. [Intentionally Omitted]
     4A. Purchase Price Taxes and Financing
          a. Buyer agrees to deliver to Shareholder upon execution of this Agreement (the “Signing”) immediately available funds in the amount of $368,000 to pay the Transaction Taxes.
          b. Shareholder agrees to execute and deliver to Buyer at the Signing a promissory note in the form attached hereto as Exhibit 4A-1 (the “MBI Tax Note”) in the amount of $368,000 payable to Buyer and to be secured by 294,400 shares of Parent Common subject to the terms and on the conditions set forth therein.
          c. As soon as practicable following Signing, the Buyer shall cause its Parent to issue warrants to purchase 100,000 shares of Parent Common for an exercise price of $0.55 per share. These warrants shall be exercisable immediately and at any time prior to the first anniversary of the Signing.
     4B. Performance of New Horizon Business
     a. If the business comprised of the Assets (the “New Horizon Business”) generates $3.5 million of gross retail mortgage and net escrow business revenues (collectively,

“Total Revenues”) for the period from July 1, 2006 to June 30, 2007 (the “2007 Performance Period”), Shareholder shall retain 100% of the Parent Shares subject to the terms of the MBI Tax Note.
          b. If the New Horizon Business generates less than $3.5 million of Total Revenues during the 2007 Performance Period, the Shareholder shall convey, transfer and assign all right title and interest to the number of Parent Shares to the Buyer equal to the product of (i) one, less a fraction, the numerator of which shall be the actual Total Revenues generated by the New Horizon Business during the 2007 Performance Period and the denominator of which shall be $3.5 million and (ii) 1,360,000.
          c. Notwithstanding anything in this Agreement to the contrary, if the New Horizon Business generates at least $4.2 million of Total Revenues during the period from July 1, 2007 to June 30, 2008 (the “2008 Performance Period”), the Shareholder shall receive Parent Shares in a number equal to those conveyed, transferred and assigned to the Buyer pursuant to Section 4B(b) hereof.
          d. Notwithstanding anything in this Agreement to the contrary, if the New Horizon Business generates less than $4.2 million of Total Revenues during the 2008 Performance Period, the Shareholder shall receive Parent Shares in a number equal to the product of (i) a fraction, the numerator of which shall be the actual Total Revenues generated by the New Horizon Business during the 2008 Performance Period and the denominator of which shall be $4.2 million and (ii) the actual number of Parent Shares conveyed, transferred and assigned to the Buyer pursuant to Section 4B(b) hereof.
     5. Assumption of Certain Liabilities.
          a. Notwithstanding anything contained in this Agreement or in any Exhibit to the contrary, Buyer is not and shall not assume any liabilities of the Business or of the Seller, except for the following liabilities of the Seller pertaining solely to the operation of the Business after the Closing Date (the “Assumed Liabilities”):
          i. The obligations of Seller and related payment requirements from and after the Closing Date under the unexpired facility leases for the office of Seller as set forth on the Schedule of Lease Obligations attached hereto as Exhibit 5-A1.
          ii. The obligations of Seller and related payment requirements from and after the Closing Date under any equipment lease, lease/purchase or maintenance agreements for those items of office equipment to be purchased by Buyer pursuant to this Agreement, as set forth on the Schedule of Equipment Leases attached hereto as Exhibit 5-A2.
          iii. The obligation to pay the Buyer’s customary and normal commissions with respect to mortgage transactions which are pending at the time of Closing and which are finalized following Closing.

          iv. The obligation to pay to Shareholder monthly rent in the amount of SIX THOUSAND FOUR HUNDRED ELEVEN and 45/100 Dollars ($6,411.45), as well as one prorated payment of THREE THOUSAND TWO HUNDRED FIVE and 73/100 Dollars ($3,205.73), that has been prepaid by Seller Parties through March 2007. Such amount shall be paid pursuant to the Promissory Note.
          b. Notwithstanding anything contained in this Agreement or in any Exhibit to the contrary, Buyer does not assume any liability not being identified herein as being assumed by Buyer, and in particular (by way of illustration and not limitation) Buyer does not assume any of the following liabilities, which liabilities will remain the obligations of Seller (such liabilities are herein collectively referred to as the “Excluded Liabilities”):
               i. Any and all trade payables outstanding, accrued to, or due as of the Closing Date.
               ii. Any and all accrued salaries, overtime pay, vacation pay, holiday pay, accrued time off pay of any type, expenses and other employee compensation for both temporary and permanent employees of Seller payable up to the Closing Date unless otherwise assumed hereunder.
               iii. FICA, withholding, and other payroll related taxes payable up to the Closing Date for any and all periods prior to the Closing Date.
               iv. Sales tax obligations for any and all services rendered prior to the Closing Date.
               v. Other taxes, fees and assessments payable by Seller or accrued as of the Closing Date.
               vi. Audit or other similar adjustments, including any penalties or fines, related to FICA and other payroll taxes, sales taxes, retirement plan contributions, workers’ compensation insurance and similar expenses subject to audits and adjustments for occurrences and time periods prior to the Closing Date.
               vii. Federal and state taxes on income earned by Seller prior to the Closing Date and accrued to or payable as of the Closing Date.
               viii. Revolving credit line obligations or other short term bank borrowings, long term bank loans or installment payment debts of Seller.
               ix. Notes and other financial instruments payable by Seller.
               x. Any and all notes payable, advances, deferred compensation or other debts owed to Shareholders, or any other employee of, or contractor to, Seller, including any payments related to compensation, vacation pay, sick pay, fringe benefits, or reimbursable expenses related to the employment of, or services performed by, any of such individuals prior to the Closing Date.
               xi. Any and all other liabilities of Seller existing as of the Closing Date and not specifically listed as being assumed by Buyer in Section 5a of this Agreement.
               xii. Any contingent or unstated liabilities of Seller including, but not limited to, liabilities occurring as a result of legal actions, suits or other claims and resulting from actions or other occurrences which took place prior to the Closing Date.
          c. All of the Assets shall be free of any liens, claims, liabilities, charges, restrictions, royalties, fees or other encumbrances other than (i) liens for Taxes which are not due and payable as of the Closing Date, (ii) the leases set forth on the Schedule of Lease Obligations at Exhibit 5-A1, (iii) the equipment leases, lease/purchase or maintenance agreements set forth on the Schedule of Equipment Leases at Exhibit 5-A2, and (iv) encumbrances which would not have a material adverse effect on the Business (collectively, the “Permitted Encumbrances”). No later than the Closing Date, the Seller shall secure written releases for the Assets acquired from the holder of any lien, security interest or other obligation of the Seller related to any lien, security interest or other encumbrance attaching to all or any category of the assets of Seller.
     6. Non-Competition. As a material inducement for Buyer to enter into this Agreement, Shareholder covenants that for a period of two (2) years after Closing, Shareholder will not, directly of indirectly, own an interest in, operate, join, control or participate in, or be connected as an officer, director, shareholder, employee, agent, independent contractor, partner, or principal of any corporation, partnership, sole proprietorship, firm, association, person, or other entity providing, soliciting, selling, or marketing services that directly or indirectly compete with Buyer’s business within sixty (60) miles of Buyer’s nearest office to Seller’s facility. In the event Shareholder breaches, threatens to breach, the obligation not to compete, Buyer shall be entitled to temporary and injunctive relief without proof of actual damages that have been or may be caused by such breach.
     7. Employment Agreements. At Closing, Buyer and Shareholders shall enter into employment agreements (the “Employment Agreements”), substantially in the form attached hereto as Exhibit 7. This shall be a condition precedent to Buyer’s obligation to close.
     In the event that Buyer terminates Shareholder’s employment without cause, or terminates Shareholder’s employment with stated cause that is later ruled to be invalid cause, prior to the expiration of the employment term set forth in the Employment Agreement, then Shareholder’s covenant not to compete set forth in Section 6 above shall become invalid and ineffective. In the event that Shareholder voluntarily terminates Shareholder’s employment, or Buyer terminates Shareholder’s employment with valid cause, prior to the expiration of the employment term set forth in the Employment Agreement, then Shareholder shall remain bound by the covenant not to compete set forth in Section 6 above.
     8. Option to Hire. It is the intention, but not the obligation, of the Buyer to hire as its employees substantially all of the employees, both contract and permanent, of Seller. The employment of all such employees as might be hired by Buyer will be terminable by Buyer at will.

Seller and Shareholder will each use commercially reasonable efforts to assist Buyer in any hiring effort and to assist Buyer in retaining such employees in their current positions, and the Seller will assign to the Buyer any employment and non-competition agreements that Seller possesses, whether pertaining to current or previous employees. Nothing in this Agreement will vest in any employee of Seller, either contract or permanent (other than the Shareholders with respect to their employment agreements with Buyer), or in any other party, any rights whatsoever as a third party beneficiary to this Agreement.
     9. Effective Date. The effective date for the transactions contemplated under this Agreement shall be at 11:59 p.m. on June 30, 2006 (the “Closing Date” or “Effective Date”). The transactions contemplated to be taken on the Closing Date are herein referred to as the “Closing.” Notwithstanding the foregoing, in the event the transactions contemplated under this Agreement have not closed on or before 5:00 p.m. PDT on July 7, 2006, then the Seller Parties shall be entitled to terminate this Agreement without any further obligation to Buyer.
     10. Instruments of Conveyance. At the Closing:
          a. Seller will deliver to the Buyer each of the following: (i) such bills of sale, assignments and other good and sufficient instruments of conveyance and transfer in form sufficient to sell, assign and transfer the Assets, such documents to be effective to vest in the Buyer good and marketable title to the Assets of the Business being transferred to the Buyer by Seller, free and clear of all liens, charges, encumbrances and restrictions of any kind, except for the Permitted Encumbrances and the Assumed Liabilities, (ii) all governmental approvals required to consummate the Purchase Transaction, (iii) an investment letter with respect to the parent Shares, (iv) certified copies of the resolutions of the Board of Directors and stockholders of Seller approving the Purchase Transaction, (v) good standing certificates for Seller from both the Comptroller and the Secretary of State of California, (vi) a lease assignment and assumption, in form and substance acceptable to Buyer, that transfers, assigns and conveys to Buyer all of Seller’s rights, titles and interests in, to and under each of any leases to be assumed by Buyer, and (vii) such other documents as are required of Seller by this Agreement. Simultaneously with conveyance of title to the Assets, the Seller will use all reasonable efforts to put the Buyer in actual possession, operation and control of the Assets to be transferred hereunder.
          b. Shareholders will execute and deliver to Buyer the following: (i) the Employment Agreements, and (ii) such other documents as are required of Shareholders by this Agreement.
          c. Buyer shall deliver to Seller the following: (i) the cash portion of the Purchase Price, (ii) the duly executed Promissory Note, (iii) certificates representing the Parent Shares, and (iv) such other documents as are required of Buyer by this Agreement.
          d. Buyer shall execute and deliver to the Shareholders the following: (i) the Employment Agreements, and (ii) such other documents as are required of Buyer by this Agreement.
          e. Both Buyer and Seller shall take such other action as is contemplated by this Agreement to be taken to consummate the Purchase Transaction.

     11. Sales and Transfer Taxes/Fees. All applicable sales, transfer, use, filing and other taxes and fees that may be due or payable as a result of the conveyance, assignment, transfer or delivery of the Assets of the Business to be conveyed and transferred as provided herein shall be borne by Seller.
     12. Representations and Warranties Pertaining to Seller. As a material inducement to the Buyer to execute and perform its obligations under this Agreement, the Seller Parties hereby jointly and severally represent and warrant to the Buyer as follows:
          a. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of California, has requisite corporate power and authority to carry on its business as it is presently being conducted, to enter into this Agreement and to carry out and perform the terms and provisions of this Agreement. At Closing, Seller shall deliver to Buyer a Certificate of Good Standing from its state of incorporation. The names of all holders of the stockholders of Seller, and the percentage of ownership interest held in each, are as reflected in Exhibit 12-A to this Agreement.
          b. Except for the legal actions (the “Pending Litigation”) disclosed on the Schedule of Pending Litigation attached hereto as Exhibit 12-B, there are no actions, suits or proceedings affecting the Assets which are pending or, to the knowledge of the Seller Parties, threatened against Seller or affecting any of its properties or rights, at law or in equity, or before any federal, state, municipal or other governmental agency or instrumentality, domestic or foreign. Seller is not in default with respect to any order or decree of any court or of any such governmental agency or instrumentality. Buyer is specifically not assuming any of Seller’s liability obligations under the Pending Litigation or any other pending or threatened litigation pertaining to the operation of the Business prior to the Closing Date, and the Seller Parties shall remain fully liable for all of such liability obligations.
          c. The execution and delivery of, and performance and compliance with, this Agreement will not result in the violation of or be in conflict with or constitute a default under any term or provision of any charter, bylaw, mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation or result in the creation of any mortgage, lien, encumbrance or charge upon any of the Assets pursuant to any such term or provision other than Permitted Encumbrances.
          d. The sale and transfer of the Assets by the Seller, as provided for in this Agreement, have been approved and consented to by the Board of Directors of Seller, and all actions required by the laws of the state of incorporation of Seller by the stockholders of Seller with regard to the Purchase Transaction have been appropriately authorized and accomplished. This Agreement and all other agreements contemplated hereby have been duly and validly executed and delivered by Seller and, assuming this Agreement and the agreements contemplated hereby constitute the valid and binding obligation of Buyer, will constitute valid and binding obligations of Seller enforceable against Seller in accordance with each agreement’s terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          e. Title to Assets; Quality of Tangible Assets. Seller has good and marketable title to all of the Assets being sold to Buyer pursuant to this Agreement. ALL OF THE ASSETS CONVEYED HEREBY ARE CONVEYED “AS IS”, “WHERE IS” AND “WITH ALL FAULTS”, EXCEPT AS SPECIFICALLY SET FORTH HEREIN.
          f. To the knowledge of the Seller Parties, Seller is not in default in any material respect under any of the contracts, agreements, leases, documents or other commitments disclosed on an Exhibit hereto to which it is a party or otherwise bound.
          g. Neither Seller nor any of its affiliates has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder any commission, brokerage fee or other compensation relative to this Agreement or the transactions contemplated hereby for which Buyer shall have any liability or responsibility.
          h. Except as disclosed on Exhibit 12-H, there are no written contracts of employment between Seller and any employee of the Business.
          i. Except as disclosed on Exhibit 12-I, the Seller has no pension, bonus, profit-sharing or retirement plans for employees of the Business, nor is Seller required to contribute to any such plan.
          j. The policy coverage information with respect to the Assets set forth on the Schedule of Insurance, attached hereto as Exhibit 12-J is accurate and complete.
          k. All tax and information returns required to have been filed by the Seller with the United States of America, have been duly filed and each such return in all material respects reflects the income, franchise, property, sales, use, value-added, withholding, excise, capital or other tax liabilities and all other information required to be reported thereon. The Seller has paid, or made provision for payment, of all income, franchise, business, property, sales, use, value-added, withholding, payroll, excise, capital and other taxes shown to be due and payable on said returns, and all penalties, assessments or deficiencies of every nature and description.
          l. Seller has provided Buyer with Seller’s audited financial statements for the twelve months ended December 31, 2004, the audited financial statements for the twelve (12) months ended December 31, 2005, and unaudited financial statements for six months ended June 30, 2006 (collectively, the “Financial Statements”). To the knowledge of the Seller Parties, the Financial Statements reflect in all material respects the assets, liabilities, revenues and profits of Seller, subject to normal year end adjustments and any other adjustments described therein.
          m. To the knowledge of the Seller Parties, Seller has no liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities disclosed on the Financial Statements; and

(b) liabilities which were incurred after December 1, 2005, and were incurred in the ordinary course of operation of the Business.
          n. Seller operates the Business from a facility located at 100 Chaparral Ct., Suite 100, Anaheim Hills, California (the “Seller Facility”).
          o. Except as set forth in Exhibit 12-O, no service delivered by Seller is subject to any guaranty, warranty, right of credit or other indemnity other than the applicable standard terms and conditions of service set forth in Seller’s standard form of service agreements.
          p. No representation or warranty by the Seller Parties, in this Agreement or in any writing attached hereto, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact, of which the Seller Parties have knowledge or notice required to make the statements herein or therein contained not misleading.
          q. Seller acknowledges that, prior to Parent’s filing of an SB-2 pursuant to Section 4(b) above, the shares of the Parent Stock are “restricted securities” as that term is defined in Rule 144 promulgated under the Act and, therefore, the resale of any such shares is restricted by federal and state securities laws and the certificates evidencing such shares shall bear a legend reflecting these securities law restrictions.
          r. Except as and to the extent set forth in this Agreement, the Seller Parties make no representations or warranties whatsoever to the Buyer or any of its affiliates or representatives and hereby disclaim all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer (including without limitation any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of Seller or any affiliate thereof).
     13. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:
          a. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, has requisite corporate power and authority to carry on its business as it is presently being conducted, to enter into this Agreement, and to carry out and perform the terms and provisions of this Agreement, and is registered or qualified to do business in all jurisdictions where the nature of its business requires such registration or qualification, except where failure to be so qualified could not have a material adverse affect on its business. At Closing, Buyer shall deliver a Certificate of Good Standing and a Certificate of Existence from the State of Texas, as well as a certificate evidencing its qualification to do business in the State of California from the office of the Secretary of State of California.
          b. There are no actions, suits or proceedings which are pending or, to Buyer’s knowledge, threatened against Buyer which would prohibit Buyer from carrying out its obligations to Seller under this Agreement, nor is Buyer or any of its officers or directors aware of any facts which to it or their knowledge might reasonably be expected to result in any such action, suit or proceeding.
          c. The execution and delivery of and performance and compliance with this Agreement will not result in the violation of or be in conflict with or constitute a default under any term or provision of any charter, bylaw, mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation.
          d. The transactions contemplated to be entered into by Buyer pursuant to this Agreement have been approved and consented to by its Board of Directors, and all action required by any applicable law by the shareholders of the Buyer, if any, with regard to such transactions, have been appropriately authorized and accomplished. This Agreement and all other agreements contemplated hereby have been duly and validly executed and delivered by Buyer and, assuming this Agreement and the agreements contemplated hereby constitute the valid and binding obligation of Seller, will constitute valid and binding obligations of Buyer enforceable against Buyer in accordance with each agreement’s terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          e. Parent has filed with the SEC and has made available to Seller and the Shareholders true and complete copies of all forms, reports, schedules, statements, and other documents, including all exhibits thereto, required to be filed by it since January 1, 2005, under the Securities Exchange Act of 1934, as amended, and the Act.
          f. Buyer has not retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder any commission, brokerage fee or other compensation relative to this Agreement or the transactions contemplated hereby for which any of the Seller Parties shall have any liability or responsibility.
          g. The Board of Directors of both the Buyer and the Parent has approved the terms and conditions of the Purchase Transaction, and has authorized and empowered the Buyer to consummate the Purchase Transaction.
          h. Buyer confirms and acknowledges that Buyer has thoroughly inspected the Assets and has concluded that Buyer is fully satisfied with the condition of the Assets.
          i. Buyer acknowledges and affirms that the Buyer has completed its own independent investigation, analysis and evaluation of the Business and the Assets, that it has made all such reviews and inspections of the business, assets, results of operations, condition (financial or otherwise) and prospects of the Business and the Assets as it has deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer has relied solely on its own independent investigation, analysis, and evaluation of the Business and the Assets and the representations made by Seller in Section 12 of this Agreement.

          j. Buyer shall register FIVE HUNDRED THOUSAND (500,000) of the Parent Shares under the Act on or prior to December 31, 2006, and such securities shall, thereafter, not be “restricted securities” as that term is defined in Rule 144 promulgated under the Act.
     14. Covenants.
          a. On the Closing Date, Seller shall take action to transfer to Buyer the right to use the names “New Horizon”, and “New Horizon Financial, Inc.”, and any and all other trade, assumed or fictitious names together with their related logos or other identifying marks used in the sale or promotion of the services of Seller, or which relate to the conduct of the Business.
          b. Within thirty (30) days after the Closing Date, Seller shall change its corporate name to a name which does not contain any words that would result in confusion with the corporate and/or fictitious names to be used by the Buyer after the Closing Date, and shall file a name change amendment, within such time period after the Closing Date, with the appropriate agency or agencies of the state of incorporation of each Seller entity, as amendments to the Articles of Incorporation of each such entity.
          c. Within ninety (90) days after the Closing Date, Seller and Buyer shall undertake to have the financial statements of Seller audited, for a period of three (3) years ending as of December 31, 2005, subject to the conditions that (i) the auditing firm to perform such audits shall be an independent public accounting firm which is permitted, by the rules and regulations of the Securities and Exchange Commission, to conduct audits pursuant to the Act and the Exchange Act of 1934, as amended, and shall be a firm that is reasonably acceptable to Buyer, (ii) Seller Parties shall cooperate with such auditors in connection with the conduct of such audits, and (iii) Buyer shall be obligated to pay for all fees and expenses of the auditing firm conducting such audits.
          d. For one (1) year after the Effective Date Seller shall remain the broker of record for Buyer in California.
          e. Each party to this Agreement shall use all commercially reasonable efforts to obtain all authorizations, consents, orders, and approvals of, and to give all notices to and make all filings with, all governmental entities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations under this Agreement and will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings.
               Buyer will use its best efforts (at its cost) to assist Seller in obtaining any consents of third parties necessary or advisable in connection with the transactions contemplated by this Agreement, including providing to such third parties such financial statements and other available financial information with respect to Buyer as such third parties may reasonably request.
               If the transfer of any contract, permit, or other Asset to Buyer hereunder shall require the consent of any party thereto other than Seller which has not been obtained as of the Closing Date, then this Agreement shall not constitute an agreement to assign the same, and such item shall not be assigned to or assumed by Buyer, if an actual or attempted assignment thereof would constitute a breach thereof or default thereunder. In such case, Seller and Buyer shall cooperate and each shall use commercially reasonable efforts to obtain such consents to the extent required of such other parties and, if and when any such consents are obtained, to transfer the applicable contract, permit or other Asset.
          f. From and after the Closing, the Seller shall provide the Buyer, the Parent, and their agents and representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of the Seller in connection with any matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby or for financial reporting and accounting matters. Buyer shall not for a period of seven (7) years following the Closing Date, destroy, alter, or otherwise dispose of (or permit any such destruction, alteration or disposal of) any of the books and records delivered by Seller in connection with the Purchase Transaction without first offering to surrender to the Seller such books and records or any portion thereof which the Buyer may intend to destroy, alter, or dispose.
          g. In the event that Buyer purchases one or more mortgage finance operations in the Orange County, California area, Buyer agrees that the purchased operations will not unreasonably interfere with the future operation of the Assets being acquired from Seller, during the time period that Shareholders are employed by Buyer. For purposes of this paragraph, “unreasonable interference” shall include, but not be limited to, the failure to allow the Seller Parties’ business unit to run independently and to market its services freely without restriction.
          h. Buyer acknowledges Sellers’ assertion that advertising expenditures are a major factor in the growth of the Business. Accordingly, Buyer agrees to allow Shareholders, as managers of the Business, an advertising budget that, in their judgment, will achieve a stated level of growth during the first twelve (12) months of operation of the acquired Business, but in no event shall such advertising budget be less than $5,000.00 per loan officer. After the initial twelve (12) month period, Buyer and Shareholders will evaluate future advertising expenditures in terms of actual results achieved.
          i. Notwithstanding anything to the contrary contained in this Agreement, as an inducement for Seller to enter into this Agreement, and in addition to Seller’s other remedies at law, in equity, or in this Agreement, the Promissory Note, and the Employment Agreements, Buyer agrees that Seller shall have the right and option to terminate this Agreement, the Promissory Note, the Parent Shares, and the Employment Agreements (and all agreements related thereto) and to unwind the transactions related thereto on the terms and conditions herein set forth:
               (i) Upon an event of default under the Promissory Note or the Buyer’s obligation to file an SB-2 pursuant to Section 4(b), Seller Parties may, in their sole discretion, give notice to Buyer of their intent to terminate their relationship with Buyer, including this Agreement, the Promissory Note, the Parent Shares, and the Employment Agreements (and all agreements related thereto). Such written notice must be given within ninety (90) days after the date of default under the Promissory Note, or under this Agreement, as the case may be, and must specify the effective date of the termination (the “Rescission Date”) which shall be within ten (10) business days from the date of the notice involved.

               (ii) On the Rescission Date, (1) Buyer shall sell, assign and convey to Seller the Assets purchased hereunder, (2) Seller shall sell, assign and convey to Buyer the Promissory Note, the Parent Shares, if any (collectively the “Acquired Assets”), (3) Buyer will deliver to Seller the Assets, and such bills of sale, assignments and other good and sufficient instruments of conveyance and transfer in form sufficient to sell, assign and transfer the Assets, such documents to be effective to vest in Seller good and marketable title to the Assets of the Business being transferred to the Seller by Buyer, free and clear of all liens, charges, encumbrances and restrictions of any kind, and (4) Seller will deliver to Buyer the Acquired Assets, and such bills of sale, assignments and other good and sufficient instruments of conveyance and transfer in form sufficient to sell, assign and transfer the Acquired Assets, such documents to be effective to vest in Buyer good and marketable title to the Acquired Assets, free and clear of all liens, charges, encumbrances and restrictions of any kind.
                    Buyer acknowledges and agrees that if Seller Parties elect to terminate their relationship with the Buyer as herein provided, and comply with the terms of this Agreement in connection therewith, (i) the Seller Parties shall be entitled to retain any and all portions of the Purchase Price paid by Buyer to Seller in cash, (ii) none of Seller Parties will be subject to any employment agreements, non-competition agreements or non-solicitation agreements after the Rescission Date.
                    In the event of any conflict between this provision of the Agreement, and any other provisions of this Agreement, the provisions of this Section 14(i) shall govern.
     15. Survival of Representations and Warranties.
          a. The representations, warranties and indemnification obligations of the Seller Parties contained and made pursuant to this Agreement shall survive the execution of this Agreement for a period of two (2) years from the Closing Date, except that any indemnification claims of Buyer against Seller for unpaid tax liability for the operation of the Business on or before the Closing Date shall survive the execution of this Agreement for the applicable statute of limitations period.
          b. The representations, warranties and indemnification obligations of Buyer contained and made pursuant to this Agreement shall survive the execution of this Agreement for a period of two (2) years from the Closing Date.
     16. Indemnification; Remedies.
     a. Subject to the limitations set forth in this Section 16, the Seller Parties (each an “Indemnifying Party”) shall and do hereby agree, jointly and severally, to indemnify and hold harmless, during that period described in Section 15 hereof, Buyer and its directors, officers, employees, shareholders, agents and assigns (each an “Indemnified Party”), as to and against any Damages (as hereinafter defined) resulting from: (i) any inaccurate representation made by Seller Parties in or under this Agreement, (ii) any breach of any warranties made by Seller Parties in or under this Agreement, (iii) any breach or default in the performance by Seller Parties of any of the covenants to be performed by Seller in or under this Agreement, and (iv) any Damages relating to the operation of the Business on or before the Closing Date (unless such Damages pertain to the Assumed Liabilities).
          b. Subject to the limitations set forth in this Section 16, Buyer (an “ Indemnifying Party”) shall and hereby agrees to indemnify and hold harmless, during that period described in Section 15 hereof, each of the Seller, Shareholders and their respective directors, officers, employees, agents and assigns, as appropriate (each an “Indemnified Party”), as to and against any Damages resulting from: (i) any inaccurate representation made by Buyer in or under this Agreement, (ii) any breach of any warranties made by Buyer in or under this Agreement, (iii) any breach or default in the performance by Buyer of any of the covenants or other agreements to be performed by Buyer in or under this Agreement or contemplated hereby, (iv) non-payment when due of any of the Assumed Liabilities, and (v) any Damages relating to the operation of the Business following the Closing Date (unless such Damages pertain to a liability in existence as of the Closing Date which is not being specifically assumed by Buyer hereunder).
          c. The term “Damages” as used herein, shall include any demands, claims, actions, deficiencies, losses, delinquencies, defaults, assessments, fees, costs, taxes, expenses, debts, liabilities, obligations, penalties and damages, including reasonable counsel fees actually incurred in investigating or in attempting to avoid the same or oppose the imposition thereof. Notwithstanding any other provision of this Agreement, Damages shall not include incidental, consequential, or punitive damages (whether arising in tort, contract or otherwise, including the negligence or gross negligence of either or both parties and whether or not foreseeable).
          d. Notwithstanding any other provision of this Agreement, none of the parties to this Agreement shall be liable for any Damages contemplated by this Section 16 unless and until the aggregate claims exceed $10,000 (the “Basket”), whereupon such Indemnifying Party shall be liable for and shall indemnify such Indemnified Party from and against all Damages in excess of the Basket; provided, however, that any Damages related to (i) unpaid tax liabilities by Seller and (ii) the issuance of the Parent Stock by Buyer, shall not be subject to the Basket. Notwithstanding any other provision of this Agreement, in no event shall the Damages under this Agreement or any other exhibit or agreement contemplated hereunder exceed an aggregate amount equal to the amount actually paid to Seller under and pursuant to this Agreement plus such additional amount as shall equal the amount paid to Seller pursuant to any other related agreements.
          e. Promptly after receipt by an Indemnified Party of notice of any Damage to which the indemnification provisions of this Agreement would apply, such Indemnified Party shall give written notice thereof to the Indemnifying Party, but the omission to so notify the Indemnifying Party promptly will not relieve the Indemnifying Party from any liability except to the extent that the Indemnifying Party shall have been prejudiced as a result of the failure or delay in receiving such notice. Such notice shall state the information then available regarding the amount and the nature of the Damage and shall specify the provision or provisions under this Agreement under which the liability or obligation is asserted. If within twenty (20) days after receiving such notice any of the Indemnifying Party gives written notice to such Indemnified Party stating that: (a) it would be liable under the provisions hereof for indemnity in the amount of such Damage if such Damage was successful, and (b) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the Indemnifying Party

(subject to the consent of the Indemnified Party which consent shall not be unreasonably withheld) and the Indemnifying Party shall assume the defense with respect to such claim, liability or expense at the Indemnifying Party’s expense as long as the Indemnifying Party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Indemnifying Party shall relate solely to the Damage that is subject or potentially subject to indemnification. The Indemnifying Party shall have the right, with the consent of such Indemnified Party, which consent shall not be unreasonably withheld and such Indemnified Party shall cooperate with Indemnifying Party in connection therewith, to settle all indemnifiable matters related to the claims by third parties that are susceptible to being settled provided its obligation to indemnify such Indemnified Party therefor will be fully satisfied. As reasonably requested by such Indemnified Party, the Indemnifying Party shall keep such Indemnified Party apprised of the status of the Damage and any resulting suit, proceeding or enforcement action, shall furnish such Indemnified Party with all documents and information that such Indemnified Party shall reasonably request and shall consult with such Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated to the contrary, such Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party and such Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party, provided, however, that the separate counsel selected by such Indemnified Party shall be approved by the Indemnifying Party, which approval shall not be unreasonably withheld. If no such notice of intent to dispute and defend is given by the Indemnifying Party within twenty (20) days after receiving notice of any Damage to which the indemnification provisions of this Agreement would apply, or if such diligent good faith defense is not being or ceases to be conducted, such Indemnified Party shall, at the expense of the Indemnifying Party, undertake the defense of (with counsel selected by such Indemnified Party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense; provided however, before settling such Indemnified Party shall first use reasonable efforts to obtain the consent to that settlement from the Indemnifying Party, which consent shall not be unreasonably withheld. After using reasonable efforts without success such Indemnified Party may settle without the consent of the Indemnifying Party without any prejudice to its claim for indemnity. If such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnifying Party, then such Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.
          f. The provisions of this Section 16 shall be the exclusive basis of the parties to this Agreement for third party loss claims arising out of (i) any breach of a representation or warranty herein, (ii) any failure of a party to comply with any obligation, covenant, agreement or condition herein or (iii) any other claim, action, demand, loss, cost, expense, liability, penalty, or other damage relating to or arising out of the transactions contemplated by this Agreement.
          g. Notwithstanding any provision of this Section 16 to the contrary, Damage owed by an Indemnifying Party to an Indemnified Party shall be reduced by the amount of any mitigating recovery an Indemnified Party shall have received with respect thereto from any recovered by the Indemnified Party under any insurance policies, without regard to whether the Indemnified Party or another person paid the premiums therefor. If such a recovery is received by an Indemnified Party after it receives payment or other credit under this Agreement with respect to indemnified amounts, then a refund equal to the aggregate amount of such recovery shall be made promptly to the Indemnifying Party.
          h. Upon written notice to the Seller specifying in reasonable detail its justification therefor, the Buyer shall have the right to set off the Damage under this Section 16, against any amount at anytime payable to Seller under or pursuant to this Agreement or the Promissory Note, before seeking reimbursement from the Seller. If the Seller gives written notice to the Buyer of a dispute over the proposed set-off, the procedures of Section 16i shall apply and Buyer shall continue to make scheduled payments pursuant to the Promissory Note. No offsets shall be allowed against payments pursuant to the Employment Agreement.
          i. If there exists a bona fide dispute at the time any payment is due under this Agreement regarding a claim by a Buyer Indemnified Party, or with respect to the right of Buyer to offset under Section 16h against amounts due under or pursuant to this Agreement, the parties agree that at such time Buyer shall deposit the portion of such amount due and payable under or pursuant to this Agreement, equal to the amount in dispute into a mutually acceptable interest-bearing escrow account (“Escrow Account”) pending resolution of such dispute. Interest on the Escrow Account shall accrue for the benefit of the party to whom the Escrow Account proceeds are released upon resolution of such dispute; provided, that if the Escrow Account proceeds are released to more than one party, the interest shall be prorated among the parties based on the amounts released to the parties. To the extent of resolution of the dispute in favor of the Buyer Indemnified Parties, the Buyer shall be entitled to exercise its right of set-off in the manner provided in Section 16h of this Agreement against the proceeds in the Escrow Account. Immediately after resolution of the dispute, the Escrow Agent shall release and deliver to the Seller as payment under this Agreement all of the remaining Escrow Account proceeds.
     17. Prepaid Items and Deposits. All prepaid rent and utility deposits and similar items paid by or owing to the Seller by any person, shall be considered to be part of the Assets and shall, upon the consummation of the transactions contemplated by this Agreement, be considered the property of Buyer.
     18. Expenses. Except as otherwise stated herein, each of the parties shall bear all expenses incurred by them in connection with this Agreement and in consummation of the transactions contemplated hereby or in preparation thereof.
     19. Amendment and Waiver. This Agreement may be amended or modified at any time and in all respects, or any provisions may be waived by an instrument in writing executed by Buyer and Seller, or by the party waiving a provision in the case of a waiver.
     20. Assignment; No Third-Party Beneficiaries. Neither this Agreement nor any right created hereby shall be assignable by the Seller Parties or the Buyer without the prior written consent of the other. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto and their successors, any rights or remedies under or by reason of this Agreement.
     21. Notices. All notices, payments, demands and requests from one party to the another, made pursuant to this Agreement or the transactions contemplated hereunder, shall be in written form and shall be deemed duly given if personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by Federal Express or other recognized next-day business couriers, or by fax and followed by hard copy, at the following addresses:

Buyer at:	MBI Mortgage, Inc.
1845 Woodall Rogers
Suite 1225
Dallas, Texas 75203
Attention: President

copies to:	Gregory R. Samuel
Haynes and Boone, LLP
901 Main Street
Suite 3100
Dallas, Texas 75202

Seller at:	New Horizon Financial, Inc.
100 Chapparal Court
Suite 100
Anaheim Hills, California 92808
Attention: President

copies to:	Cummins & White LLP
Attn: Fred M. Whitaker, P.C.
2424 S.E. Bristol Street
Suite 300
Newport Beach, California 92660

Shareholder at:	Brett Faryniarz
100 Chapparal Court
Suite 100
Anaheim Hills, California 92808

copies to:	Cummins & White LLP
Attn: Fred M. Whitaker, P.C.
2424 S.E. Bristol Street
Suite 300
Newport Beach, California 92660
     Notice shall be effective (i) if by registered or certified mail, three (3) days after deposit in the U.S. mail, (ii) if by fax, upon confirmation of successful transmission of such notice, (iii) if by personal delivery, or overnight next-day business courier, upon such delivery, and (iv) if by any other permitted means, upon receipt. In the event that any of the named parties desire to receive notice at another address, it shall be their responsibility to notify all of the other parties, pursuant to this Section 21, of the new address.
     22. Choice of Law and Venue. It is the intention of the parties that the laws of the State of California shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties, without giving effect to any choice or conflict of law provision or rule.
     23. Arbitration. In the event of any dispute between the parties arising out of this Agreement (a “Dispute”), the matter shall be resolved by arbitration. Such arbitration shall be commenced by written notice from the party claiming indemnification to the other party that the party claiming indemnification has elected to have such Dispute settled by arbitration. Any Dispute shall be settled by arbitration in Orange County, California, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, under the then current Commercial Arbitration Rules (whereby if three arbitrators are to be selected, each of the Parties selects one and the arbitrators so selected choose the third) of the American Arbitration Association (“the Association”) strictly in accordance with the terms of this Agreement. The arbitration shall be held at a mutually agreeable location in Orange County, California, and conducted by a panel of three (3) arbitrators (if the amount in dispute exceeds $50,000) or by a single arbitrator chosen as described in the previous sentence (if the amount in dispute is equal to or less than $50,000). Not later than ten (10) days after the delivery of a written notice of a Dispute, the parties shall submit the matter to the Association. Not later than ten (10) days after the arbitrator(s) are appointed, the arbitrator(s) shall schedule the arbitration for a hearing to commence on a mutually convenient date. The hearing shall commence no later than thirty (30) days after the arbitrator(s) are appointed. The arbitrator(s) shall issue his, her or their award in writing no later than twenty (20) calendar days after the conclusion of the hearing. In the event the Dispute which is the subject of the arbitration involves a claim by a third party, the party or parties against whom the claim was made shall be responsible for taking sufficient legal action to protect such party’s interest until such time as the arbitrator(s) shall have decided which of Buyer or Seller is the responsible party.
     24. Headings. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same agreement. Facsimile signatures may be deemed binding for this Agreement, or any modification or amendment thereto, or any documents contemplated hereby, provided that originals of same are delivered within a reasonable time.
     26. Gender. All personal pronouns used in this Agreement shall include the other genders whether used in the masculine or feminine or neuter gender, and the singular shall include the plural whenever and as often as may be appropriate.

     27. Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by Seller and Buyer and their respective successors and assigns.
     28. Integrated Agreement; Exhibits. This Agreement constitutes the entire agreement between the parties hereto, supercedes any prior understandings, agreements or representations of the parties and there are no agreements, understandings, restrictions, warranties, or representations between the parties, written or oral, other than those set forth herein or herein provided for. All of the Exhibits referenced in this Agreement are incorporated into this Agreement by such reference thereto and made a part hereof.
     29. Further Assurances. From time to time hereafter and without further consideration, each of the parties hereto shall execute and deliver such additional or further instruments of conveyance, assignment and transfer and take such other actions as any of the other parties may reasonably request in order to more effectively consummate the transactions contemplated hereunder or as shall be reasonably necessary or appropriate in connection with the carrying out of the parties’ respective obligations hereunder for the purposes of this Agreement.
     30. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.
     31. Execution. This Agreement shall be executed by the Parent to evidence the consent of such party to the terms and conditions of this Agreement which are applicable to it.
     32. Attorneys’ Fees/Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this the ___ day of ___, 2007.

Seller:

New Horizon Financial, Inc.

By:
Brett Faryniarz, President

Shareholder:

Buyer:

MBI Mortgage, Inc.

By:
John Farkas, President

Consented to by:
MBI Financial, Inc.

By:

Name: Patrick A McGeeney
Title: CEO MBI Financial
Signature Page to Amended and Restated Agreement For Sale and Purchase of Assets

EXHIBIT 1-C
SCHEDULE OF SECURITY DEPOSITS

Deposits
Type:	Security Deposit for Office Rent
Landlord:	Sierra Vista, LLC c/o Terra Enterprises
Amount:	$ 6,000
Lease Term:	3/16/05-3/15/07

Pre-Paid Expenses
Type:	Prepaid Marketing
Payee:	Summit Direct Mail Services
Paid Date:	4/25/2006
Amount:	$ 22,500
Description:	50k direct mail campaign

EXHIBIT 1-D
SCHEDULE OF OFFICE EQUIPMENT

Quantity	Description	Value
6	5SI Hewlett Packard Printers	$3,000
5	Fax Machines (Various Brands)	1,000
20	Cubical Workstations & Chairs	20,000
7	Executive Desks & Chairs	7,000
25	Computers with Microsoft Office & Windows License	12,500
1	16-18 Person Conference Table	5,000
18	Chairs for Conference Table	1,000
7	Lateral File Cabinets	2,000
1	Stainless Steel Refrigerator	2,000
1	Computer Server & Related Miscellaneous Equipment	5,000
	Miscellaneous	2,000

		$60,500

EXHIBIT 1-E
SCHEDULE OF TELEPHONE SYSTEMS AND TELEPHONE NUMBERS

Quantity	Description	Value
1	Telephone System	$4,000

EXHIBIT 4A-1
MBI TAX NOTE

EXHIBIT 4A-2
SECURED PROMISSORY NOTE
[Attached]